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                                                                  EXHIBIT 10.31
Dharma Systems, Inc.
License Agreement Number 124
Object Design Inc. 12/01/94


                      LIMITED SOURCE CODE LICENSE AGREEMENT

This Agreement is made this 1st day of December, 1994, (the "Effective Date") by and between Dharma Systems, Inc., a New Hampshire corporation, located at 15 Trafalgar Square, Nashua, N.H. 03063 ("Dharma"), and Object Design Inc., a Delaware corporation, with a principal place of business at Twenty Five Mall Road, Burlington, Massachusetts, 01803-4194 ("Licensee").

WHEREAS, Dharma offers software such as the software known as Dharma/SQL product family; and

WHEREAS, Licensee desires a limited license to adapt Dharma's software in its source code form, and further, to distribute derivative products in object code form in its Designated Business Segment set forth in Schedule A, all subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, Dharma and Licensee, intending to be legally bound, mutually agree as follows:

1.   DEFINITIONS

For purposes of this Agreement,

     a. "Computer Program" means a set of statements or instructions to be used directly or indirectly in a computer system to bring about a result, including without limitation, control of the computer system.

     b. "Contractor" means a person who has entered into a written agreement ("Contractor Agreement") which includes terms and conditions as at least as favorable to Dharma as are set forth on Schedule F-1.

     c. "Derivative Licensed Software" means a Computer Program, only in object code form, created by Licensee through the access to or use or knowledge of all or any portion of the Licensed Software and documentation for such Computer Program.

     d. "Distributor" means a person who has entered into a written agreement ("Distributor Agreement") with Licensee for the distribution of the Derivative Licensed Software, under the terms of which the Derivative Licensed Software shall be afforded the same protection as Licensee's Software. Distributor shall include a value added reseller, an original equipment manufacturer and any other similar entity.


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     e.   "Licensed Software" means a Computer Program, and any updates or modifications provided by Dharma to Licensee, conforming to the specifications set forth in Exhibit C, whether embodied in source code, object code, or otherwise. Licensed Software further comprises any portion or copy thereof, and any and all related documentation.

     f. "Registered Computer" means a computer system located at any of Licensee's facilities under Licensee's power, custody, care, and control or a computer system located at a contractor's facility, as described in Schedule B.

     g. "Software Deficiency" means the failure of a Computer Program to operate in substantial conformity with the current Specifications (defined below) therefor.

     h. "Specifications" means the specifications documented in the programmer's manuals for the Computer Programs listed on Schedule C, as may be revised from time to time.

     i. "Sublicensee" means a person who has entered into a written agreement with Licensee ("Sublicense Agreement").

     j. "Subsidiary" means a subsidiary of Licensee that is a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by Licensee either directly or indirectly; or (ii) the majority of the equity interest of which is now or hereafter owned and controlled by Licensee either directly or indirectly; provided that any such Subsidiary's use of the software products is also limited to the Designated Business Segment, and is subject to the other terms, conditions, and covenants of this Agreement. Any such corporation or other legal entity shall be deemed to be a Subsidiary only so long as such control or such ownership and control exists.

     k. "Territory" means worldwide unless a different territory is described on Schedule A.

     l. "Dharma SQL Patent" means any patent granted to Dharma that is based upon the Licensed Software.

     m. "Licensee SQL Patent" means any patent granted to Licensee pursuant to an application filed after the date of this Agreement that is based upon the Licensed Software.

     n. "Source License Upgrades" means any new releases or updates, as Dharma generally makes available of the Licensed Software in the form identified on Schedule C, unless the extension of the functionality of such software (as described in the Specifications) is generally marketed as an option, tool or package not identified on either Schedule C or an amendment to Schedule C.

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2.   DELIVERY

     a.   Upon execution of this Agreement, Dharma will furnish to Licensee one
          (1) copy the Licensed Software in the form identified on Schedule C (collectively "Software Products").

     b. Licensee agrees in good faith to evaluate the Licensed Software for acceptance.

3.   LICENSE

3.1 GRANT Dharma grants to Licensee a perpetual, royalty free, non-transferable, non-exclusive right, for an indefinite term, throughout the Territory in connection with the Designated Business Segment, and subject to the fees set forth in Section 5 below:

     a. To make a reasonable number of copies of the source code version of the Licensed Software for development and backup purposes, and to use and modify the source code version of the Licensed Software solely to develop the Derivative Licensed Software;

     b. To generate Derivative Licensed Software from the source code version of the Licensed Software;

     c.   To make copies of the Derivative Licensed Software;

     d. To execute the Derivative Licensed Software and distribute the Derivative Licensed Software in the Designated Business Segment;

     e. To maintain the Derivative Licensed Software in the Designated Business Segment;

     f. To sublicense any Sublicensee in the Designated Business Segment to execute Derivative Licensed Software;

     g. To distribute Derivative Licensed Software to any Distributor and sublicense any Distributor the rights granted in paragraphs 3.01(d) and (f) above;

     h. To deposit the Licensed Software and the source code for the Derivative Licensed Software, when required, pursuant to source code escrow agreements, provided that under the terms of such agreements the Licensed Software shall be afforded the same protection as Licensee's software in source form.

3.2  INTERNAL USE OF SOURCE

     a. Licensee may exercise its rights under the license grant of paragraphs 3.01(a) and above, solely for its own use and benefit, and only on the Registered Computer(s).

     b. Licensee may exercise its rights under the license grant of paragraphs 3.01(a) and (b) above only personally, except Licensee may permit access to Licensed Software by a Contractor; provided that such use is subject to the terms and conditions of this Agreement, including without limitation, Section 3.02(a).

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          Provided further, that such access and use is exclusively for Licensee in connection with work called for in the Contractor Agreement.

3.3 OTHER LIMITATIONS Licensee shall have no other rights with respect to the Licensed Software. In particular, Licensee shall have no right:

     a. To use, modify, distribute or market the Licensed Software outside of the Territory.

     b. To market or distribute the Licensed Software except as Derivative Licensed Software in the Designated Business Segment;

     c. To use a component of the Source Licensed Software in a time-sharing service or service-bureau operation; or

3.04 ADDITIONAL RIGHTS Either party may initiate discussions on the expansion of the scope of license rights granted hereunder. Any use outside of the scope of this license is subject to Dharma's written agreement.

3.05 PATENT LICENSES

     a. Licensee hereby grants to Dharma a worldwide, perpetual, royalty-free, non-exclusive and non-transferable license to make, use and sell any invention claimed in a Licensee SQL Patent in connection with (i) the Licensed Software, (ii) any new releases or versions thereof and (iii) any other software product providing substantially similar functionality to the Licensed Software (collectively, "Dharma Works"), and to sublicense the foregoing license solely in connection with Dharma's licensing of Dharma Works to its customers.

     b. Dharma hereby grants to Licensee a worldwide, perpetual, royalty-free, non-exclusive and non-transferable license to make, use and sell any invention claimed in a Dharma SQL Patent in connection with (i) the Derivative Licensed Software (ii) any new releases or version thereof and (iii) any other software product providing substantially similar functionality to the Derivative Licensed Software (collectively, "Licensee Works"), and to sublicense the foregoing license solely in connection with Licensee's licensing of Licensee Works to its customers.


4.   CONTRACTORS, DISTRIBUTORS AND SUBLICENSEES

4.01 AGREEMENTS In the exercise of the rights granted under Section 3 above, a Contractor prior to any access to or use of the Licensed Software, and a Distributor or Sublicensee prior to any access to or use of the Derivative Licensed Software, shall execute the appropriate Contractor Agreement, Distributor Agreement or Sublicensee Agreement (collectively, "Derivative Agreements"), Upon Dharma's written request, Licensee shall provide a copy of the provisions of any Contractor Agreement required by this Agreement to an independent third party in order to permit such third party to confirm the Contractor's compliance with such provisions; provided, however, that such third party shall first have executed a confidentiality agreement satisfactory to Licensee.


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In the event that such third party determines that the Contractor has not complied with a provision of a Contractor Agreement required by this Agreement, the third party may disclose such provision to Dharma.

4.02 ENFORCEMENT Licensee shall take reasonable precautions to prevent and detect any material violation of a Derivative Agreement. Licensee shall promptly notify Dharma of any breach of a Derivative Agreement of which Licensee has actual knowledge, that involves use of Licensed Software or other Dharma confidential information.

4.03 ASSIGNMENT In the event that the Licensee is unable to or fails to cure a material breach under Section 4.02, and Licensee does not dispute the breach or its failure to cure the breach, the Licensee shall assign all necessary rights to action or otherwise under the relevant Derivative Agreement to Dharma to enable Dharma to take such steps to rectify that breach as it deems appropriate.

5.   LICENSE FEE AND TAXES

5.01 LICENSE FEE, In consideration of the grant of rights under Section 3.01(a) and (b) above, Licensee agrees to pay Dharma the License Fee as set forth on Schedule D.

5.02 TAXES Licensee shall pay all taxes, including any sales, excise, or use tax, however designated or levied, arising from or based upon this Agreement, the use of software, documentation, or any services thereunder, except taxes on Dharma's income. Fees specified in this Agreement do not include applicable taxes, if any. Balances not paid within 14 days of the due date are subject to interest charges at a rate of 1.5% per month on the unpaid balance but not higher than the highest rate permitted by law.

6.   AUDIT

6.01

     a. Dharma may request in writing, but not more frequently than annually, that Licensee furnish to Dharma a statement, certified by an authorized representative of Licensee, that the use of Licensed Software has been reviewed and the source code version of the Licensed Software is being used solely on Registered Computer(s) in full compliance with the provisions of this Agreement.

7.   MAINTENANCE

7.01  SOURCE MAINTENANCE SERVICES During the first six months of this Agreement

     a. Dharma shall use its best efforts to correct within a reasonable time Software Deficiencies which are reported by Licensee in writing and are described in reasonable detail, including hard copy examples where appropriate. Such detail shall at least be sufficient to permit Dharma to recreate such Software Deficiencies on its own computer system.


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     b.   Dharma shall provide to Licensee, without additional charge, any new releases, as Dharma generally makes available, of the Licensed Software incorporating corrections of Software Deficiencies and/or modifications to the Licensed Software or which facilitate the provision of maintenance services or improve its efficiency of operation, or enable the Licensed Software to operate on a new operating system.

     c. Dharma shall provide Source License Upgrades to Licensee, without additional fees or charges.

7.02 NO MAINTENANCE ELECTED Except as provided in this Section 7 or in Schedule E, Dharma may supply Licensee with upgrades of the Licensed Software, if any become available, but shall not have any obligation to maintain, update, enhance, or modify the Licensed Software in any way.

7.03 COMPATIBILITY Dharma is not responsible for assuring any compatibility between the Licensed Software and any other software, including without limitation Derivative Licensed Software; provided, however, that Dharma shall endeavor to advise Licensee of any changes in the Licensed Software that Dharma may become aware of that might substantially impact such compatibility.

8.   USER UPDATES, MODIFICATIONS, AND ENHANCEMENTS

Licensee shall be solely responsible for updates, modifications and enhancements to the Derivative Licensed Software, and, for the support of users of Derivative Licensed Software. "Derivative Licensed Updates" means updates, enhancements or modifications to the Derivative Licensed Software created with access to, use or knowledge of updates to the Licensed Software provided by Dharma to Licensee under Section 7.01 or 7.02 of this Agreement.

9.   RIGHTS IN SOFTWARE

9.01 DHARMA'S RIGHTS IN THE LICENSED SOFTWARE The Licensed Software, is owned and copyrighted by Dharma and contains valuable trade secrets of Dharma. All copyright, patent, trade secret and other intellectual and proprietary rights therein, are and remain the valuable property of Dharma. Licensee shall not make any copies of the source code version of the Licensed Software except as provided in Section 3. Licensee shall not transfer or divulge the Licensed Software, or otherwise make any portion of it available to any other party, except as provided in Section 3. Licensee shall make no unauthorized use of the Licensed Software itself. Licensee shall limit disclosure of the source code version of the Licensed Software to only those employees of Licensee who have a need to know, and Licensee shall have an agreement with each employee who is given access to the source code requiring them to safeguard the confidentiality of the Licensed Software.

9.02 LICENSEE'S RIGHTS IN Software Licensee retains its rights and interests in any software other than Licensed Software.


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10.  WARRANTIES

10.01 OWNERSHIP;RIGHT to License Dharma represents and warrants to Licensee that Dharma is the owner of the Licensed Software and has full right to gant all the licenses and rights granted herein, that the Licensed Software has not been published or disclosed under circumstances that have caused loss of copyright or trade secrets therein, and that the Licensed Software does not infringe any copyright or other proprietary rights (including trade secrets) of any third party.

10.02 NO INFRINGEMENT CLAIMS Dharma represents and warrants that no claim, regardless of whether embodied in an action past or present, of infringement of any patent, copyright, trademark, trade secret or other proprietary rights, has been made or is pending against Licensor or any entity from which Licensor has obtained such rights relative to the Licensed Software.

10.03 CONFORMING TO SPECIFICATIONS Dharma warrants and represents that the Licensed Software other than the Dharma/SQL ODBC Driver but including the Dharma/SQL Oracle Gateway software shall function on SunOS 4.1 and the ODBC Software shall function on Windows 3.1, and the Licensed Software will be substantially free of errors and will conform to the specifications and functions set forth in Schedule C and the documentation described therein. Except for such warranty, the Licensed Software is licensed to Licensee "AS IS", and Dharma DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, except that Dharma will replace the Licensed Software in the form it was originally delivered if the media on which it was delivered is shown to be defective.

10.04 NO VIRUS Dharma represents and warrants that Dharma has not introduced into the Licensed Software any routines or subroutines which could damage or destroy data or other materials stored on Licensee's computer system.

10.05 SERVICES Dharma represents and warrants that the services furnished by Dharma under this Agreement will be performed in a workmanlike manner by qualified personnel.

10.06 CONTINUING WARRANTIES The representations and warranties made in Section
10.01 (excluding future loss of trade secrets), 10.02, 10.04, 10.05 by Dharma is a representation as of the date of this Agreement and a continuing warranty thereafter. The representations and warranties made in Section 10.03 by Dharma is a representation as of the date of this Agreement and a continuing warranty for a period of six (6) months thereafter.

11.  LIMITATION OF LIABILITY

11.01 Either party shall have no liability whatsoever for indirect, incidental, consequential, or other damages arising from the use of the Licensed Software, or from support services provided by Dharma, or otherwise under this Agreement including

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without limitation, loss of profits or other commercial loss, even if advised of the possibility of such damages. Each party releases the other party from and against all liability for lost profits or direct damages or personal injury and/or property damage or computer downtime arising either directly or indirectly from any inaccuracies or malfunctions in the Licensed Software, or from any other cause.

11.02 Dharma's cumulative liability for any or all causes of actions arising out of or related to this Agreement shall in no event exceed the Source License Fee paid by Licensee to Dharma hereunder ; provided, however, that such limitation of liability shall not apply in the event of (i) any breach of warranty known to Dharma and existing as of the date of this Agreement or (ii) any claim resulting from the willful or malicious act of Dharma. Licensee's cumulative liability for any or all causes of action arising out of or related to this Agreement shall in no event exceed $2,000,000 (U.S.); provided, however, that such limitation of liability shall not apply in the event of any claim resulting from the willful or malicious act of Licensee.

12.  CONFIDENTIALITY

12.01 Licensee acknowledges that Dharma has informed Licensee that the Licensed Software and related information and documentation contain or constitute valuable trade secrets of Dharma. Licensee shall not, nor permit its employees or agents, to disassemble, or decompile the Licensed Software to create software other than Derivative Licensed Software. Licensee shall safeguard and keep confidential the Licensed Software and other Dharma confidential information as if Licensee's own trade secrets, and in any event, by no less than reasonable efforts. Licensee shall respect and maintain the restrictive markings and notices of proprietary rights on the Licensed Software and Derivative Licensed Software, and require its distributors and users of the Derivative Licensed Software to do the same.

12.02 Derivative Licensed Software (including without limitation any related documentation) shall bear the proprietary notice set forth in Schedule G.

13.  CROSS-INDEMNITY

13.01 Licensee shall at its own expense defend any claim, suit or legal proceeding brought against Dharma by a third party insofar as it arises out of Licensee's use or marketing of the Derivative Licensed Software or any third parties use of Derivative Licensed Software, other than claims covered by
Section 13.02 below, so long as Licensee is notified promptly in writing of such claim, and is given information, assistance and full authority by Dharma for the defense or compromise thereof. Licensee shall reimburse Dharma for the expense of such assistance incurred with Licensee's authorization. Licensee shall pay damages, costs and expenses finally awarded to third parties against Dharma but shall not be responsible for any compromise made without its written consent.


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13.02

     a. Dharma shall at its own expense defend any claim, suit or legal proceeding brought against Licensee insofar as it is based on a claim that a software product alone or in combination with other software products constitutes an infringement of a patent, copyright or trademark registered or otherwise protected in the United States, Europe, Japan or any other country having a system of intellectual property protection similar to that in the United States, or the trade secret rights of any third party, so long as Dharma is notified promptly in writing of such claim, and is given information, assistance and full authority by Licensee for the defense or compromise thereof. Dharma shall reimburse Licensee for the expense of such assistance incurred with Dharma's authorization. Dharma shall pay all legal fees incurred by Licensee in connection with such claim and all damages, costs and expenses finally awarded to third parties against Licensee but shall not be responsible for any compromise made without its written consent. Dharma shall have no obligation to the Licensee for any claims made against Licensee which arise from the use, sale, license or other disposition of the software products outside the countries specified in this Section, or beyond the rights granted in Section 3, and Licensee hereby releases and discharges Dharma from any and all claims resulting from such use.

     b. If Dharma reasonably believes Licensee's or any Sublicensee's use of any software product may be made non-infringing, Dharma shall use its best efforts, at its option, to obtain the right to continued use of the software product, substitute other software that substantially meets the Specifications for the software product, or modify the software product so that it is no longer infringing yet substantially meets the Specifications. In the event that none of the above options are reasonably available and in the event that the infringement was not caused by the willful or malicious act of Dharma, Licensee agrees to cease using and to return to Dharma all copies of the software product in its possession, custody, or control. Upon Licensee's request, Dharma shall refund to Licensee a pro rata portion of the License Fee paid and attributable to such software product under this Agreement; such pro-rata portion shall be determined on the basis of a five year straight line depreciation period.

     c. Dharma shall have no liability for any claim of infringement of proprietary rights resulting from (i) use of the Licensed Software with any software not provided by Dharma hereunder if such infringement could have been avoided by not using the Licensed Software with such other software (ii) any modification of the Licensed Software by Licensee if such infringement could have been avoided by not modifying the Licensed Software, or (iii) use of other than the latest release of the Licensed Software received from Dharma if such infringement could have been avoided by using the latest release and Dharma made such latest release available to Licensee; or
          (iv) use of the Licensed Software outside of the terms of this Agreement if the infringement could have been avoided if such use had not


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          occurred. THE FOREGOING STATES THE ENTIRE LIABILITY OF DHARMA
          CONCERNING ANY PROPRIETARY RIGHTS INFRINGEMENT.

14.  TERM; TERMINATION

14.01 This Agreement shall become effective on and as of the Effective Date and shall thereafter be in effect unless terminated as elsewhere provided herein.

14.02 TERMINATION FOR BREACH If Licensee fails to fulfill one or more of its material obligations under this Agreement, and if Licensee fails to cure such failure within 60 days of written notice thereof, Dharma may thereafter, without further notice, upon its election and in addition to any other remedies that it may have, at any time terminate any and all the rights granted by it hereunder. Upon such termination for breach then Section 14.04 shall apply.

14.03 Licensee may relinquish its rights under this Agreement by written notice to Dharma certifying that Licensee has discontinued use of and returned or destroyed all copies of Licensed Software and Derivative Licensed Software in Licensee's possession or control, and upon prior agreement with Dharma concerning assignment of any outstanding Contractor Agreements which have not been terminated.

14.04 RIGHTS ON TERMINATION

     a. That a Sublicensee shall be permitted continued or uninterrupted use of the Derivative Licensed Software for the balance of the term of its Sublicense Agreement provided that said Sublicensee is not and does not subsequently become in default of its Sublicense Agreement;

     b. Upon any termination Licensee shall be obligated immediately to cease all marketing of the Derivative Licensed Software and cease all use of the Licensed Software and return to Dharma (or destroy) all copies of the Licensed Software, or any portion thereof. Upon Dharma's request, Licensee shall provide an officer's certificate of compliance with this provision;

     c. In the event of termination of rights under Section 14.02 or 14.03, Dharma shall have no obligation to refund any amounts paid to it under this Agreement except as defined in Schedule D during the Acceptance Period.

15.  FREEDOM OF ACTION

15.01 INDEPENDENT DEVELOPMENT Nothing in this Agreement shall be construed as prohibiting or restricting Licensee from independently developing, acquiring or marketing materials or programs that are competitive with the Licensed Software, provided that such development or acquisition is accomplished without violating the confidentiality and other provisions of this Agreement.

15.02 USE OF RESIDUAL INFORMATION Subject only to Dharma's copyrights and patents, if any, and the provisions of the next subsection of this Agreement, Licensee shall be free


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to use any ideas, concepts, know-how, techniques and the like which Licensee may acquire as the result of exposure to the Licensed Software or any other technology of Licensor, to develop products or services that may be competitive with those of Dharma or for any other purpose; provided however, that each employee of Licensee who has received access to any confidential information of Dharma may not, for a period of five years after the last date of such access, participate in the development of any product that is directly competitive with a product of Dharma. For the purpose of the foregoing sentence, the determination of whether a product of Licensee is competitive with a product of Dharma shall be made only with reference to products that are generally available on the date that Dharma's obligation to provide Source License
Upgrades to Licensee terminates. Following such date, Dharma shall provide a list of its products that are commercially available on such date. Use of residual information is applicable only to Licensee and not to Licensee's Contractor(s). Similar rights shall apply to Dharma when it is exposed to confidential information of Licensee.

15.03 LIMITED ACCESS TO SOURCE CODE In order to protect Dharma's copyrights and confidential information while carrying out the development permitted by this section, Licensee agrees that Licensee will use its best efforts to prevent any of its employees and contractors who are developing products or services that may be competitive with those of Dharma from obtaining access to Dharma's confidential information, including the Licensed Software after (but not necessarily before) such employees and contractors begin actively to develop such products or services.

16.  MISCELLANEOUS TERMS

16.01 No right is granted herein to a party to use any identifying mark (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by, or used to identify any product or service of, the other party. Each party agrees that it will not, without the prior written permission of the other party, (i) use any such identifying mark of the other party in advertising, publicity, packaging, labeling or in any other manner to identify any of its products or services or (ii) represent, directly or indirectly, that any product or service of the party is a product or service of the other party.

16.02 EXPORT Licensee agrees that it will not, without the prior written consent of Dharma (which consent shall not be unreasonably conditioned, delayed, or withheld), export, directly or indirectly, the source code version of the Licensed Software to any country that does not have a system of intellectual property protection similar to that in the United States. Licensee also agrees that it will obtain any and all necessary export licenses.

16.03 This Agreement and the Schedules A, B, C, D, E, F-1, and G attached hereto and incorporated herein by this reference set forth the entire agreement and understanding between the parties as to the subject matter hereof and merge all prior discussions between them, and neither of the parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than


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as expressly provided herein or as duly set forth on or subsequent to the date of acceptance hereof in writing and signed by a proper and duly authorized representative of the party to be bound thereby.

16.04 If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions shall continue in full force and effect and such term, provision, covenant or condition shall thereafter be construed such that it is valid and enforceable and gives effect to the intent of the parties hereto.

16.05 Any statement, notice, request or other communication shall be deemed to be sufficiently given to the addressee when sent by certified mail or similar mail or overnight delivery service addressed to the address first given above, provided notice to Dharma shall be marked to the attention: Vice President, Sales and notice to Licensee shall be marked to the attention: Contract Services; except that accountings/remittances shall be marked to the attention of Accounts Receivable. Each party to this Agreement may change an address relating to it by written notice to the other party.

16.06 Non-solicitation of Employees. During the term of this Agreement, unless otherwise permitted by the other party in writing, neither party shall employ, or retain the service of, nor solicit for employment, or to provide services, any person who is or was recently employed (within three months) by the other party.

16.07 The terms and conditions of Sections 1, 3.03, 4, 5.02, 9, 10, 11, 12, 13,
14, 15, 16 of this Agreement shall survive any expiration or termination of this Agreement.

16.08 This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.09 The construction and performance of this Agreement shall be governed by the 16 laws of the Commonwealth of Massachusetts.

16.10 Neither this Agreement nor any rights hereunder, in whole or in part, shall be assignable or otherwise transferable by Licensee without the consent of Dharma except in the case of an assignment of this Agreement to a purchaser of a substantial portion of Licensee's assets, which consent shall not be unreasonably withheld and any purported assignment or transfer shall be null and void.

16.11 Each party agrees that the other party is an independent vendor and that this Agreement and the relationship between the two parties hereby established does not constitute a partnership, joint venture, agency or contract of employment between them, or any similar relationship.

16.12 Within two weeks from the Effective Date, a mutually acceptable public announcement based on Schedule H will be released to news media and other marketing channels that will reflect the strategic, and not specific, relationship between Dharma and Licensee. Upon acceptance of the Licensed Software, a more specific announcement regarding products, functionality and availability will be made by both companies.


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Dharma and Licensee, by their duly authorized representatives have signed this
Agreement below.






Dharma Systems Inc.                           Licensee:



By: /s/ Dennis P. Coraccio                    By: /s/ Kenneth E. Marshall
    -----------------------------                 --------------------------

Name: Dennis P. Coraccio                      Name: Kenneth E. Marshall
      ---------------------------                  -------------------------

Title: Dir., Sales and Marketing              Title: President and CEO
       --------------------------                   ------------------------

        SCHEDULE A: LICENSEE'S DESIGNATED BUSINESS SEGMENT AND TERRITORY




Designated Business Segment: The Designated Business Segment is restricted to providing SQL interfaces to the ObjectStore family of object oriented database management products, and future derivatives or replacements thereof.

Territory:  The Territory is world-wide.

                         SCHEDULE B: REGISTERED COMPUTER

Any number of computer systems at Licensee's facilities shall constitute Registered Computers.

In addition, any number of computer systems at a contractor site shall constitute Registered Computers, provided that the contractor will not permit access to the Licensed Software to anyone other than Licensee, and shall keep the Licensed Software confidential and shall execute the purge requirements as set forth in the Contractor Agreement.

              SCHEDULE C: SOFTWARE PRODUCT, SPECIFICATION AND FORM


Latest commercially available releases as of the Effective Date (software and documentation) of:

Dharma/SQL Access Package (4.0)

                  Dharma/SQL Access & SQL Tools Source Code (including ISQL, dbdump, dbload, dbschema
                        esqlc, sqldebug)
                  Dharma/SQL Access User and Reference Manuals
                           (Machine Readable Unix Format)
                  Dharma/SQL Access Internals Documentation

Dharma/SQL Access is a Structured Query Language (SQL) processor which supports the following interfaces:
- - An embedded SQL preprocessor
- - A function-call API
- - A storage manager API
- - A flat file storage manager


Dharma/SQL Network Package

    Dharma/SQL Network Source Code

Provides server-to-server and client/server DBMS capabilities. Supports communication protocols required by both SQL and non-SQL data sources. Provides the transport framework for performing transparent joins across the network.

Dharma/SQL ODBC Driver

    Dharma/SQL ODBC Driver Source Code

Implements ODBC 1.0 API and allows Microsoft Windows/ODBC compliant tools and applications to access and modify data in any Dharma/SQL Access supported data source. Dharma/SQL ODBC Driver is layered onto Dharma/SQL Network for client/server communications and requires Dharma/SQL Access.

Dharma/SQL Oracle Gateway

    Dharma/SQL Oracle Gateway Source Code
    Dharma/SQL Oracle Gateway Manual

Provides interoperability between Oracle DBMS and Dharma/SQL Access enabled data sources. Provides transparent join capability between Oracle data and Dharma/SQL supported data.

Dharma/SQL Test Suites

    Dharma/SQL Test Suites Source Code

Provides a collection of tests exercising features within ISQL, RDS and ESQL. In addition there are other tests for dbload, dbdump, dbschema, esql, network, gateway and ODBC.

Non Production version as of the effective date (available software and documentation) OF:

Dharma/SQL Sybase Gateway
    Dharma/SQL Sybase Gateway Source Code

Provides interoperability between Sybase Open Client based tools and Dharma/SQL Access enabled data sources.

Dharma/SQL Flat File
    Dharma/SQL Flat File Source Code

Provided as an example for implementing Dharma/SQL Access storage stubs.

The Sybase Gateway and the Flat File software are being given to Licensee "as is". Dharma does not make any claims about the functionality and the completeness as a software product.

                 SCHEDULE D: LICENSE FEES AND PAYMENT SCHEDULES


SOURCE LICENSE FEE

A Source License Fee (one time) of $500,000.00 (U.S.) is payable by Licensee to Dharma as per the following schedule.

Payment                                                       Time

Effective Date                                              $25,000.00
120 Days From Effective Date                                $250,000.00
210 Days From Effective Date                                $225,000.00

During the first 120 days after the Effective Date Licensee has an option to terminate this Agreement for any reason and return the Licensed Software to Dharma. Under these circumstances, Dharma agrees to refund to Licensee $15,000.00 of the initial $25,000 payment made at Effective Date. This period is the Acceptance Period for Licensed Software.

Dharma agrees to provide Licensee with ODBC 2.0 conformance (Level 1 API and extended SQL conformance excluding conformance with all listed scalar functions) for Windows 3.1 within 90 days from Effective Date. If the ODBC 2.0 conformance work is not technically acceptable by Licensee then Licensee will inform Dharma within the Acceptance Period specified above the deficiencies in a written communication. Dharma has an additional 60 days after the Acceptance Period to cure any such documented deficiencies. If Dharma still cannot cure the ODBC 2.0 deficiencies then Licensee has the option of returning the ODBC 2.0 Software to Dharma and reduce the final payment by $100,000.00 dollars. All other terms and conditions of this Agreement except Source Maintenance Services and Source License Upgrades shall remain unaffected by such rejection.

                              SCHEDULE E: SERVICES

SOURCE MAINTENANCE SERVICES SUBSCRIBED TO:

The Source Maintenance Services as specified by Section 7.01 are provided without charge for the first 6 months.

ADDITIONAL SERVICES Licensee has the option within the first 180 days after Effective Date to elect to purchase 2 years of Source License Upgrades for Licensed Software for $100,000.00 by providing to Licensee a non-cancelable Purchase Order for the full amount. The fees are to be paid at a rate of $25,000.00 every 6 months with each payment starting at the beginning of each 6 month period. The Upgrades during this period are to be provided "as is" without any warranties of any kind. Dharma will provide Licensee with a minimum of two Upgrades during the two year period. This option cannot be exercised by Licensee if it does not accept the ODBC 2.0 software.

If Licensee elects to purchase 2 years of Source License Upgrades then in addition Licensee has the option during this period to purchase additional weekly consulting services at $5,000.00 per week, not to exceed 4 weeks per calendar year. These consulting services can be used for fixing software deficiencies.

SUPPORT SERVICES INCLUDED IN SOURCE LICENSE FEE:

     1. Ten (10) Weeks of Consulting and/or telephone support (not including travel and related expenses) which is valid during the first year after Effective Date.

             SCHEDULE F-1: MINIMUM TERMS OF THE CONTRACTOR AGREEMENT

Contractor Agreements shall contain for the benefit of Dharma the provisions of, or provisions necessary to effect, Sections 1, 3.02, 3.03, 4.01, 4.03, 9, 10, 11, 12, and the following provisions:

Contractor may not acquire any ownership interest in any modification or derivative work prepared by such Contractor based upon access to, use on knowledge of, Licensed Software.

When a Contractor's work for Licensee is completed, all copies of Licensed Software furnished to such Contractor or made by such contractor and all copies of any modifications or derivative works made by such Contractor based on such Licensed Software shall be returned to Licensee or destroyed, including any copies stored in any computer memory or storage medium. A writing, executed by an officer of Contractor, shall be provided to Licensee certifying that the Licensed Software has been returned or destroyed.

                        SCHEDULE G: PROPRIETARY MARKINGS

Licensee agrees to place the proprietary rights notice on the Derivative Licensed Software (including documentation) in all locations that Licensee places Licensee's own proprietary notice. This notice consists of the word "Copyright"; followed by the symbol (C) ("(C)" is not sufficient), the year of the first public distribution of the Derivative Licensed Software; and the copyright proprietor's name. This example, the proper notice for the Derivative Licensed Software as of the date of this Agreement is:

                        Copyright (C) 1994
                        Dharma Systems, Inc.
                        All Rights Reserved

The notice shall also be included on the first page of the documentation therefor.

                            SCHEDULE H: ANNOUNCEMENT

                DHARMA SYSTEMS ENTERS STRATEGIC RELATIONSHIP WITH
                               OBJECT DESIGN, INC.

                 Relationship Includes Joint Development Effort


         Nashua, N.H., Date - Dharma Systems and Object Design Inc. announced that they have entered into a strategic relationship that involves collaboration on the development of database productivity and connectivity tools. The agreement will result in a series of software products that will be sold by Object Design's worldwide salesforce.

Quotes from Dharma and Object Design officials.

Company boiler plates.

               AMENDMENT TO LIMITED SOURCE CODE LICENSE AGREEMENT

     This Amendment ("Amendment"), effective as of the 21st day of March, 1995, is made by and between Dharma Systems, Inc., a New Hampshire corporation ("Dharma") and Object Design, Inc., a Delaware corporation ("Licensee").

     WHEREAS, Dharma and Licensee are the sole parties to a certain Limited Source Code License Agreement (the "Agreement"), dated as of November 30, 1994, relating to software known as the Dharma/SQL product family; and

     WHEREAS, Dharma and Licensee wish to amend and supplement the Agreement to provide for the development, delivery and license of an additional computer software product;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.
   -----------

     1.1. The "Amended Agreement" shall mean the Agreement, as amended by this Amendment.

     1.2. "Licensed Software" shall have the meaning set forth in the Agreement; provided, however, that the Product (as hereinafter defined) to be developed and delivered by Dharma to Licensee hereunder shall, upon such delivery, constitute Licensed Software for all purposes set forth in the Agreement.

     1.3. References in the Limited Source Code License Agreement to "this Agreement" shall be deemed to be references to the Amended Agreement, as defined herein.

     1.4. All other terms shall have the meanings and definitions set forth in the Agreement, except as expressly set forth in this Amendment.

2. Effect of Amendment on Agreement.
   --------------------------------

     Except as expressly amended and supplemented herein, the terms and conditions of the Agreement shall continue, shall remain in full force and effect and shall apply to the performances, rights, duties and obligations of each party under this Amendment as if such terms were included in this Amendment.


3. Delivery.
   --------

     3.1. AMENDMENT TO DELIVERY SECTION. Section 2 of the Agreement is hereby amended to add a new sub-section c. as follows:

     c. Dharma shall develop and deliver to Licensee a full commercial version of the source code of a Sybase SQL Client Adapter (the "Product") conforming in all material respects to the descriptions and specifications set forth on the amended Schedule C to this Agreement (the "Specifications") and such other descriptions, documentation and specifications as have been provided by Dharma to Licensee relating to the Product. Dharma shall complete the required components of such development and delivery on or before the dates set forth in the Milestone Schedule set forth in the amended Schedule D to this Amended Agreement.

     3.2. AMENDMENT TO SCHEDULE C. Schedule C to the Agreement is hereby amended to add the material set forth on the attached Exhibit A.

4. Representations and Warranties.
   ------------------------------

     The following sentence shall be added to Section 10.03 of the Agreement, as a new sentence following the word "therein": "Dharma represents and warrants that, when delivered and thereafter, the Product, all tests, and all related makefiles, shall function on the SunOS platform and the SparcWorks compiler, release 2.0 or a later release."

5. Testing and Acceptance
   ----------------------

     A new Section 2A is hereby added to the Agreement, with the following terms:

          2A.01. DHARMA TESTING. Prior to delivery, Dharma shall test the Product as follows:

               a. Dharma shall test the Product with the Sybase ISQL tool.

               b. Dharma shall provide regression test suites, in source code form, which will cover at least 75% of the delivered Product code.

               c. Dharma will test two Sybase DBlibrary-based clients, to ensure compatibility with the delivered Product, as follows: (i) Dharma will test PowerSoft PowerBuilder, executing on a PC, against the Open Server implementation of the Product, and (ii) Dharma will test Sybase ISQL against the OmniSQL Gateway implementation of the Product.

          2A.02 TOOL AVAILABILITY. Licensee shall either make an OmniSQL Gateway license available to Dharma during product development for purposes of testing the Product or reimburse Dharma for the reasonable cost, approved in advance by ODI, of obtaining such a license directly from the licensor.

          2A.03 LICENSEE TESTING AND ACCEPTANCE. Upon delivery of the full commercial version of the Product by Dharma, within 30 days after delivery, Licensee shall test the version for conformance with the Specifications, attempt to duplicate the regression test suites conducted by Dharma, and inform Dharma in a written communication of any deficiencies in the Product. Dharma shall correct all deficiencies and deliver a corrected version of the Product to Licensee within 60 days of such written communication. Licensee will again attempt to duplicate the regression test suites and test the Product for conformance with the Specifications. If, after such testing and correction, the Product fails to conform to the Specifications, Licensee may reject the Product, and in addition to any other remedies Licensee may have as a matter of law, Dharma shall refund the Fee (as defined in the amended Schedule D) to the Licensee. Following such rejection and refund, Licensee shall have no further liability to Dharma under this Amendment, provided, however, that Licensee shall return all copies of the Product in Licensee's possession to Dharma.

6. Support
   -------

     6.1. MAINTENANCE AND SUPPORT. Licensee shall support and maintain the Product as Licensed Software under the Agreement, including without limitation, providing the Source Maintenance Services on the terms described on Schedule E to the Agreement.

     6.2. AMENDMENT TO SCHEDULE E. Schedule E of the Agreement is hereby amended to include the following sentence: "If, under this Amended Agreement, Licensee makes the OmniSQL Gateway license available to Dharma for follow-on support, Dharma agrees to support the OmniSQL Gateway implementation of the Product in the Licensed Software under the Agreement."

7. Amendment to Schedule D.
   -----------------------

     Schedule D of the Agreement is hereby amended to include the following terms:

     "As full consideration for the development, license and delivery of the Product, upon completion by Dharma of each Milestone set forth in the Milestone Schedule set forth below in this amended Schedule D, Licensee shall pay Dharma the amount (the "Fee") set forth in the column adjacent to such Milestone."

Schedule D to the Agreement is hereby further amended by adding the material set forth on the attached EXHIBIT B.

8. Termination
   -----------

     A new section 14.05 is hereby added to Section 14, stating as follows:

     If Dharma fails to complete any of its obligations on or before date set forth on the Milestone Schedule set forth on the amended Schedule D for such obligation or defaults on any other obligation under the Amended Agreement, Licensee may elect to terminate the Amendment to the Agreement immediately for cause by giving Dharma written notice, provided, however, in case of delay by Dharma, upon reasonable request by Dharma, Licensee shall allow Dharma a single grace period of up to sixty (60) days in which to complete the obligations required under the Milestone Schedule. Upon the granting of such grace period, the date upon which Licensee is obliged to make the final payment under the Amended Agreement shall be extended by the amount of the delay. Upon such termination, (a) Dharma shall refund to Licensee all Fees paid to Dharma and costs reimbursed by Licensee hereunder, (b) the Product shall cease to constitute Licensed Software under the Agreement, except for the purposes of Sections 12 and 15 of the Agreement, (c) the Agreement shall continue in full force and effect with respect to Licensed Software other than the Product, and (d) Dharma shall return to Licensee all copies of OmniSQL Gateway for which licenses are made available to Dharma by Licensee hereunder.

9. General
   -------

     9.1. The Limited Source Code License Agreement, as amended herein, and this Amendment, set forth the parties' entire understanding with respect to their subject matter, and supersede all prior negotiations, discussions, and agreements.

     9.2. This Amendment may be signed in one or more copies, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as a sealed instrument as of the date first set forth above.



DHARMA SYSTEMS, INC.                        OBJECT DESIGN, INC.




/s/ J. Sasidhar                             /s/ Jonathan S. Bain
- ------------------------                    ----------------------------
By:                                         By:

Name:  J. Sasidhar                          Name:  Jonathan S. Bain
                                                    Object Design, Inc.
Title:   President                          Title:  General Counsel

                                    EXHIBIT A
                                       TO
               AMENDMENT TO LIMITED SOURCE CODE LICENSE AGREEMENT

                                     PRODUCT

Dharma will deliver a commercial Sybase SQL Client Adapter (the "Product"), based on the Dharma SQL Engine licensed to Licensee under the Agreement.

The Product will have the following minimum features:

     The Product will be an implementation of the Sybase Open Server protocol, based on version 10.x.

     The Product will provide 100% compatibility with Sybase SQL server catalog procedures. The Product is not required to support user-defined server catalog procedures.

     The Product will permit applications that do not depend on Sybase SQL extensions, Sybase-specific metadata tables, or server procedures other than Sybase SQL Server catalog procedures to directly access the Product via Sybase Open Client/Open Server functionality.

     Applications that depend on Sybase SQL extensions or which define their own Sybase server procedures, and which therefore cannot connect directly to the Sybase Open Server Adapter via Sybase Open Client/Open Server functionality, shall connect indirectly via a SQL Server and/or a Sybase OmniSQL Gateway, as elected by Licensee. Any server procedures directly invoked by the application will be executed in the Sybase SQL Server or OmniSQL Gateway, while SQL data access requests will be shunted to the Sybase SQL Client Adapter.

     The Product will include user level documentation in original source format form.

     The Product will be source-level compatible with version 4.0.4 of the Dharma SQL Engine licensed to Licensee under the Agreement, or, if the foregoing is not technically feasible, Dharma will provide information about changes to the Dharma SQL Engine in the form of diff-mod patches.

                                    EXHIBIT B
                                       TO
               AMENDMENT TO LIMITED SOURCE CODE LICENSE AGREEMENT


                         MILESTONE AND PAYMENT SCHEDULE

     Milestone                  Deadline                        Amount Due
     ---------                  --------                        ----------

Amendment Execution              n/a                            $23,333.34

Ongoing Development              Sixty Days                     $23,333.33
                                 after
                                 Amendment Execution

Delivery of Beta                 Three Months                        -
Version of Product               after
                                 Amendment Execution

Delivery of Full                 Four Months                    $23,333.33
Commercial Standard              after
Version of Product               Amendment Execution

Acceptance of Full               30 Days                             _
Commercial Standard              after Delivery
Version of Product               of Full Commercial
                                 Standard Version
                                 Conforming to
                                 Specifications

In the event that Licensee permits a delay in the time for delivery of the Product pursuant to the terms of this Agreement, the date on which the final amount of $23,333.33, now due four months after Amendment Execution, is due shall be postponed by the length of any such delay.